Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2014, with respect to the consolidated financial statements included in the Annual Report of Applied Optoelectronics, Inc. on Form 10-K for the year ended December 31, 2013 of Applied Optoelectronics, Inc., which are included in this Registration Statement. We consent to the inclusion in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON LLP

Houston, Texas
March 19, 2014